Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only pursuant to the Offer to Purchase, dated July 19, 2012, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer will be made on behalf of the Purchaser by AST Investor Services, a registered broker dealer, licensed in all fifty states. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

NOTICE OF OFFER TO PURCHASE FOR CASH

All of the Outstanding Shares of Common Stock

of

LACROSSE FOOTWEAR, INC.

at

$20.00 Net Per Share

by

XYZ MERGER SUB, INC.

a wholly owned subsidiary of

ABC-MART, INC.

XYZ Merger Sub, Inc., a Wisconsin corporation (“Purchaser”) and a wholly owned subsidiary of ABC-MART, INC., a corporation formed under the laws of Japan (“ABC-MART”), is offering to purchase all of the outstanding shares of common stock, par value $.01 per share (the “Shares”), of LaCrosse Footwear, Inc., a Wisconsin corporation (“LaCrosse”), at a purchase price of $20.00 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 19, 2012, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Shareholders of record who tender their Shares directly to American Stock Transfer & Trust Company, LLC (the “Depositary”), will not have to pay brokerage fees or similar expenses or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold and tender their Shares through a broker, dealer, commercial bank, trust company or other nominee, should consult such institution as to whether it charges any service fees.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 15, 2012,

UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 5, 2012 (the “Merger Agreement”), by and among ABC-MART, Purchaser and LaCrosse. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into LaCrosse, with LaCrosse continuing as the surviving corporation and becoming a wholly owned subsidiary of ABC-MART (the “Merger”). Upon consummation of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by LaCrosse, ABC-MART, Purchaser or any of their respective subsidiaries, which Shares will be canceled and retired and will cease to exist without any consideration being paid in exchange for such Shares) will be converted into the right to receive the Offer Price or any greater per Share price paid in the Offer, without interest and less any applicable withholding taxes. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The Offer is conditioned upon, among other things, there being validly tendered in the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, on Wednesday, August 15, 2012, unless the Offer is otherwise extended (such date and time, as it may be extended, the “Expiration Date”), that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee and before the issuance of any Top-Up Option Shares (as defined below)) which, together with any Shares then owned, directly or indirectly, by ABC-MART, Purchaser and any other wholly owned subsidiary of ABC-MART, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis in accordance with the terms of the Merger Agreement) (the “Minimum Condition”). The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase (each, an “Offer Condition”), including, among other conditions, the expiration or termination of any applicable waiting period (and extensions thereof) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Foreign Exchange and Foreign Trade Act in Japan (Act No. 228 of 1949) (the “Japanese Foreign Exchange Law”), and any other non-U.S. antitrust or competition-related laws. See Section 14 of the Offer to Purchase.

The Board of Directors of LaCrosse unanimously: (i) determined that the Merger Agreement, the Offer and the Merger are advisable and fair to and in the best interests of LaCrosse and its shareholders; (ii) adopted, approved and declared advisable the Merger Agreement, the tender and voting agreements (the “Tender Agreements”) executed by certain shareholders of LaCrosse in favor of ABC-MART and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that LaCrosse’s shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent applicable, approve and adopt the Merger Agreement.

Purchaser is required by the terms of the Merger Agreement to extend the Offer for a period of five business days if, on the initial Expiration Date, among other things, (i) any applicable waiting period (or extension thereof) under the HSR Act, the Japanese Foreign Exchange Law or any other non-U.S. antitrust or competition-related laws has not expired or terminated and any consent required under such non-U.S. antitrust or competition-related law or the Japanese Foreign Exchange Law, as applicable, has not been obtained or is not in full force and effect; (ii) any law has been enacted, amended or is otherwise applicable to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, that restrains or otherwise prohibits such transactions; or (iii) any legal proceeding has been brought by a governmental body that seeks to restrain or otherwise prohibit the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the Tender Agreements, in each case to permit such Offer Conditions to be satisfied. Thereafter, and prior to any then scheduled Expiration Date, if requested by LaCrosse in writing, Purchaser will extend the Offer for one or more periods of not more than five business days each, to permit the above referenced Offer Conditions to be satisfied, or to the extent waivable in accordance with the terms of the Merger Agreement, validly waived by Purchaser. See Section 1 of the Offer to Purchase.

After the initial Expiration Date, Purchaser may, but is not required to, extend the Offer and its Expiration Date for one or more periods, in consecutive increments of up to 10 business days each, the length of each such period to be determined by ABC-MART in its sole discretion (or such longer period as the parties may agree), to permit any Offer Condition to be satisfied. In addition, Purchaser is required to extend the Offer pursuant to the terms of the Merger Agreement for any period of time required by any rule, regulation interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or any rule or regulation of The NASDAQ Stock Market LLC. However, in no event will Purchaser be required to (i) extend the Offer (a) beyond the close of banking business on September 21, 2012 or (b) at any time Purchaser or ABC-MART is permitted to terminate the Merger Agreement in accordance with the terms thereof; or (ii) waive any Offer Conditions.

The Merger Agreement also provides that if, after the Expiration Date, the acceptance of and payment for all Shares validly tendered and not validly withdrawn has occurred, Purchaser may, in its sole discretion, commence a “subsequent offering period” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of at least three and up to 20 business days (the “Subsequent Offering Period”).

During a Subsequent Offering Period, we will purchase any Shares tendered as promptly as practicable upon such tender and you will not be able to withdraw any of the Shares that you may have already tendered nor will you be able to withdraw any of the Shares that you tender during the Subsequent Offering Period.

Under the Merger Agreement, if Purchaser does not acquire sufficient Shares in the Offer to complete the Merger under the “short-form” merger provisions of the Wisconsin Business Corporation Law, Purchaser has an irrevocable option, subject to certain conditions (the “Top-Up Option”), to purchase at a price per share equal to the Offer Price an aggregate number of shares of LaCrosse common stock (the “Top-Up Option Shares”) up to that number of shares of LaCrosse common stock that, when added to the number of shares of LaCrosse common stock owned by ABC-MART and Purchaser at the time of exercise of the Top-Up Option, shall constitute 10,000 shares more than 90% of the shares of LaCrosse common stock then outstanding.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was scheduled to expire. Without limiting the manner in which ABC-MART and Purchaser may choose to make any public announcement, ABC-MART and Purchaser currently intend to make announcements regarding the Offer by issuing a press release and making any appropriate filings with the SEC.

Purchaser and ABC-MART expressly reserve the right (but shall not be obligated), in their sole discretion, to waive any Offer Condition, to increase the Offer Price or to amend any other terms and conditions of the Offer. However, without the written consent of LaCrosse, Purchaser may not: (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the number of Shares to be purchased in the Offer; (iv) amend or modify any of the Offer Conditions in a manner that is adverse in any material respect to the holders of Shares or impose conditions to the Offer that are different than or in addition to the Offer Conditions set forth in Annex A to the Merger Agreement; (v) amend or waive the Minimum Condition; or (vi) extend the Expiration Date in a manner other than in accordance with the Merger Agreement.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after September 16, 2012, which is the 60th day after the commencement of the Offer, unless Purchaser has already accepted them for payment. For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owner and the serial numbers shown on such Share Certificates must also be furnished to the Depositary. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period under Rule 14d-11 under the Exchange Act and during such Subsequent Offering Period shareholders may not withdraw any Shares previously tendered in the Offer and accepted for payment.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of withdrawing shareholders to challenge such determination in a court competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, ABC-MART or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

LaCrosse has provided Purchaser with LaCrosse’s shareholder lists and security position listings for the purpose of disseminating the Offer to Purchase and related documents to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The receipt of cash by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Shareholders should carefully read both documents in their entirety before making any decision with respect to the Offer.

Questions and requests for assistance should be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained at Purchaser’s expense from the

Information Agent or brokers, dealers, commercial banks, or trust companies. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:	The Dealer Manager for the Offer is:

AST Phoenix Advisors 110 Wall Street, 27th Floor New York, NY 10005 Shareholders Call Toll Free: (877) 478-5038 Banks and Brokers Call Collect: (212) 493-3910	AST Investor Services 110 Wall Street, 27th Floor New York, NY 10005 Telephone: (212) 493-3910

July 19, 2012

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